CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 18 to the registration statement on Form N-1A (File No. 33-25658) (“Registration Statement”) of our report dated August 13, 2007, relating to the financial statements and financial highlights appearing in the June 30, 2007, Annual Report of Putnam Europe Equity Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Auditors and Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

Boston, Massachusetts
October 22, 2007

Part C - 1